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                                                                    EXHIBIT 99.1
                        ANNUAL STATEMENT AS TO COMPLIANCE
                                  SERIES 1999-1


         The undersigned, Daniel H. Relf, Executive Vice President, National Loan Servicing of Aames Capital Corporation (the "SERVICER"), in its capacity as Servicer under that certain Pooling and Servicing Agreement dated as of July 1, 1999 (the "POOLING AND SERVICING AGREEMENT") between Aames Capital Corporation, as Sponsor and Servicer, and Bankers Trust Company of California, N.A., as Trustee, does hereby certify pursuant to Section 3.09 of the Pooling and Servicing Agreement that as of the date given below:

                  (a) a review of the activities of the Servicer for the fiscal year ended June 30, 2000 and of its performance under the Pooling and Servicing Agreement has been made under my supervision, and

                  (b) to the best of my knowledge, based on such review, the Servicer has fulfilled all of its material obligations under the Pooling and Servicing Agreement throughout such year, except that an Event of Default has occurred under Section 8.01(f) of the Pooling and Servicing Agreement.

         IN WITNESS WHEREOF, I have hereunto signed my name as of this 22nd day of September, 2000.



                                    /s/ Daniel H. Relf
                                    -------------------------------------
                                    Daniel H. Relf
                                    Executive Vice President
                                    National Loan Servicing